Exhibit 10.36
ORIGINAL
Trio-Tech (M) Sdn. Bhd.
and
Amphenol Malaysia Sdn. Bhd.
TENANCY AGREEMENT

This TENANCY AGREEMENT is made the FIRST day of DECEMBER, 2003 Between the TRIO-TECH (M) SDN BHD, a company incorporated with limited liability under the laws of Malaysia and having its registered office at Plot 1A Phase t Bayan Lepas, Free Trade Zone, Pulau Penang, 11900 Penang, Malaysia (hereinafter called “the Landlord”) of the one part and AMPHENOL MALAYSIA SDN. BHD, a company incorporated with limited liability under the laws of Malaysia and having its registered office at No 188 — F, Jalan Sultan AzIan Shah, Sungai Tiram, 11900, Bayan Lepas, Pulau Phang, Malaysia (hereinafter called “the Tenant”) of the other part.
WHEREAS:
The Landlord is the registered owner of the land held under H.S.(D) 19983, Lot No.5840, Mukim 12, South-West District, Pulau Pinang, together with the buildings situated in it and known as Factory Plot No.1A, Phase 1, Bayan Lepas Free Trade Zone, Jalan Sultan AzIan Shah, 11900 Pulau Pinang(“Property”).
The Property is a factory.
The Landlord desires to let and the Tenant desires to take up tenancy of the property (hereinafter called “the said Premises”) excluding the building together with the car park lots demarcated and colored in “Red” (hereinafter called “the Storage Area”) (“hereinafter called the said Premises”), upon the term and conditions hereinafter contained.
THE AGREEMENT WITNESSETH as follows:
1 . Tenancy
A.	The Premises

Subject to the terms and conditions of this agreement and in consideration of the payment of a deposit referred to in clause 1.4 (“Deposit”), the Landlord grants to the Tenant and — the Tenant takes up tenancy of the said Premises containing an area of approximately 14,990.25 square feet, which is made up of:-

Main Floor Area	9,740.00 sq. feet
Ancillary Floor Area	2,250.25 sq. feet
Open — Sided Shed	3,000.00 sq feet
     Please see Annex A.
B.	The Term

The Term of the tenancy of the said Premises is for a term of two (2) years, commencing from the fifteen day of December 2003 or 1 day after receipt of a written notification from the relevant authorities by the Tenant as hereinagreed (whichever is later) terminating on the fourteen day of December 2005 or two (2) years after the date of commencement of the tenancy as hereinagreed.
     With First Option:
(i)	Subject to clause 2.14 hereof to Renew the tenancy at the end of the tenancy hereby created for another two (2) years at a revised rate, based on prevailing market rates determined by an independent valuer appointed by the Landlord.

PROVIDED ALWAYS that the Tenant shall have regularly paid the rent hereby reserved and performed and observed the terms and conditions herein on his part contained. OR,
(ii)	To Purchase the said Premises, if the Landlord shall desire to sell, during the period of this Tenancy, at a price to be determined upon assessment of the market value of the Property by an independent valuer appointed by the Landlord.

(iii)	Any Valuation so determined by an independent valuer appointed by the landlord shall be deemed final.
C.	The Rental

The Tenant yielding and paying therefore during the said term the rent of Malaysia ringgit sixteen thousand only (RM 16,000) per month from 15th December 2003 to 14th December 2005.

To be paid, without any deduction and in advance and without demand on the first day of each calendar month of the year, the first of such payments to be made on the 15th day of December 2003.
D.	Deposit

The Tenant shall pay to the Landlord a Deposit equivalent to three (3) months’ rent payable, on or before the execution of this Agreement or commencement of the said term, whichever is the earlier as security against breach of any of the convenants herein contained or any damages caused to the said Premises.

The Tenant shall pay to the Landlord a Utilities Deposit of RM5,000.00. The utilities Deposit will be increased accordingly, should the Tenant’s actual utilities usage, taking three (3) months average, exceed by 200% of RM5,000.00 excluding the usage of the Landlord.

The Deposit and Utilities Deposit shall unless increased as herein agreed be maintained at this figure during the said term and shall not be treated as payment of rental for any period.

Subject to clause 45, the Deposit shall be refund without interest on the termination of this tenancy subject however to an appropriate deduction as damages in respect of any such breach / damage.
2.	THE TENANT HEREBY COVENANTS WITH THE LANDLORD AS FOLLOWS:-
2.1	To pay rent in the manner referred to in clause 1 C.

2.2	To pay all utility bills incurred during the said term. The Tenant also undertakes to install their own internal meters to record and track the usage of all utilities in connection on the Tenant’s occupation of the said Premises and furnish a photocopy of such utility bills to the Landlord on the monthly basis.

2.3	Not to make any structural alterations or additions to the said Premises, without the landlord’s consent in writing. Any alteration or damage by the Tenant shall be made good upon the termination of this agreement. All alterations must comply with the laws and by-laws set by the Government.

2.4	To keep the said Premises together with the Landlord’s fixtures and fittings, in good condition and to yield up the same at the end of the said term (reasonable wear & Oar and damage by the storm, act of God, war, riot and civil commotion excepted).

2.5	Not to do or permit to be done on the said Premises anything whereby the policy or policies of insurance against loss or damage by fire thereof may become void or voidable or whereby the insurance premiums payable thereof may be increased and to reimburse the Landlord in full in respect of any expenses incurred as a result of breach of this covenant.

2.6	Not to be done anything on the said Premises which in the opinion of the landlord is against the permitted usage, embarrassment nuisance or annoyance or caused damage or inconvenience to the Landlord or to the Tenants, occupiers or lessees of the neighbouring premises or for any illegal or immoral purposes.

2.7	To permit the Landlord or his agent upon service of a 3 days prior notice to the Tenant to enter upon and to examine the said Premises and the Landlord may serve upon the Tenant notice in writing specifying any repairs necessary to be done Or damages or breaches caused by the Tenant only and the Tenant shall forthwith execute the same and if the Tenant shall not within seven (7) days after the service of such notice proceed diligently with the execution of such repairs in a workmanlike manner, the Landlord shall be entitled but not obligatory to effect or cause such repairs and the cost thereof shall be deemed to be debt due from the Tenant to the Landlord which such sum can be deducted from the Deposit referred to in clause 1D. and or be recovered by legal proceedings. The Tenant shall in such an instance allow howsoever the Landlord and its workman or agents or servants to enter upon the said Premises without hindrances whatsoever.

2.8	To be responsible for and to indemnify the Landlord against all damages occasioned to the said Premises or any part thereof any adjacent of a willful act or negligence or default on the part of the Tenant or his servants or employees.

2.9	Not to store, permit or suffer to be brought or stored on the said Premises firearms, ammunitions or unlawful goods, gunpowder, saltpeter, kerosene, or any combustible substance or any goods which in the opinion of the Landlord is of a noxious or dangerous or hazardous nature.

2.10	To insure and keep insured the Tenant’s own goods, machinery and or chattels from loss or damage by fire up to the full value thereof and to pay all premiums necessary for the purpose.

2.11	Strictly not to assign, sublet or part with possession of the said Premises or any part thereof without prior written consent of the Landlord.

2.12	At the expiration or sooner determination of the Tenancy hereby created, to peaceably and quietly yield up the said Premises to the Landlord with all the fixtures and fittings found herein in good and tenantable repair and condition.

2.13	To permit at all reasonable times the landlord, licencees, visitors, guests, tenants, servants or agents access and/or the right of way through the Said Premises main entrance to the Storage Area without interruption or interference whatsoever.

2.14	At the written request of the Tenant made not less than two (2) months before the expiry of the Term, and if at the time of such request, there shall not be any existing breach or no observance of any terms and conditions of this Agreement by the Tenant, the Landlord may at their sole discretion grant the Tenant the first option to continue the Tenancy thereto for another term as referred to in clause 1 B(i).

3.	THE LANDLORD HEREBY COVENANTS WITH THE TENANT AS FOLLOWS:-

3.1	To pay all quit rent rates, assessment, taxes and maintenance fees on the said Premises levied or to be levied by the Government or Developer or any other local authorities.

3.2	To permit the Tenant to affix and install in the said Premises, at the Tenants own cost, fixtures and fittings and from time to time during the said Term to permit the Tenant to disconnect and remove such fixtures and fittings PROVIDED ALWAYS that the Tenant shall make good and repair any damage to the said Premises.

3.3	To insure and keep insured the said Premises, excluding Tenant own goods, fixtures and fittings against loss and damaged by fire up to the full value thereof and to pay all insurance premiums necessary for that purposes.

3.4	That the Tenant paying the rent hereinbefore reserved punctually and performing and observing the terms and conditions on his part herein contained shall peaceably hold and enjoy the said Premises without any interruption by the Landlord or any person lawfully claiming through under or in trust for him.

3.5	Upon the expiration of the Tenancy hereby created, to refund to the Tenant without interest the Deposits referred to in clause 1 D.

3.6	Repair and keep in repair the exterior of the Storage Area all windows and doors enclosing the same.

3.7	Not to carry or caused to be carried out any renovation to any property adjacent to said Premises unless prior written consent has been obtained from the Tenant with regard to the nature, extent and design of the proposed renovation, the consent of which shall not be unreasonable withhold.

3.8	Not to block or obstruct the road, easement or passage to the said Premises.

4.	PROVIDED ALWAYS THAT it is hereby expressly agreed and declared by and between the parties as follows:-

4.1	If the rent reserved or any part hereof shall remain in arrears and unpaid for fourteen (14) days after becoming due whether formally demand or not or if there is a breach of any terms and conditions on the part of the Tenant herein contained or if the Tenant shall make any assignment for the benefit of his creditors or enters into agreement or makes any arrangement with his creditors by composition or otherwise or suffers any distress or attachment or execution to be levied against his goods then and in any case it shall be lawful for the landlord to re-enter upon the said Premises or any part thereof in the name of the whole and thereupon the Tenancy hereby created shall determine and/or if no re-entry is made to terminate the tenancy herein created and the Landlord shall be entitled 0 vacant possession of the said Premises whereupon the Tenant shall quit and render vacant possession of the said Premises to the Landlord without prejudice to the Landlord’s rights in respect of any antecedent breach of and covenant or obligation on the part of the Tenant hereby contained.

4.2	In the event of frustration, whether due to the Act of God, War or acquisition of the said Premises by the Government actions beyond the control of the Landlord then this Agreement shall automatically become void and be of no further effect and in such case neither party or whatsoever, save the Landlord shall refund the said Deposit referred to in clause 1 D.

4.3	In the event that the Landlord shall desire to sell the said Premises, the existing Tenant shall be given first option to purchase as referred to in clause 1B (ii)and thereafter should the Tenant refuse to purchase for whatsoever reasons, within the time specified by the Landlord then the offer shall be given to any parties that may meet the price offered.

4.4	The Tenant shall be absolutely responsible for the repairs to any part damaged or any portion or part of the said Premises including roof caused by breaking in or burglary or theft at any cause not attributable to the Landlord during the currency of this Tenancy hereby granted.

4.5	In the event the said Premises is destroyed by fire so as or access thereof impossible than the rent agreeable to be paid shall be suspended until the said Premises shall be rendered fit for occupation and use or until access thereto may be obtained as the case may be PROVIDED ALWAYS that the whole of the said Building is destroyed or damaged by fire than this agreement shall cease to have any legal effect save the clause for recovery of damage in respect of breach or breaches of the Tenants covenants and stipulations herein contained.

4.6	No Premature Termination

Both parties shall not terminate the Tenancy herein prior to the expiry of the Term as referred to in clause 1B.

Should the Tenant unlawfully terminate this agreement before the expiry of the Term, the aforesaid Deposit as stipulated in clause 1D shall be forfeited by the Landlord.

4.7	Notice
(i)	Any notice under this Agreement shall be in writing.

(ii)	Any notice to the Tenant shall be sufficiently served on the Tenant if addressed to the Tenant and left at, or sent to it by registered post to the Tenant’s address stated in this agreement.

(iii)	Any notice shall be sufficiently served on the Landlord if addressed to the Landlord and led at or sent to it by registered post to the Landlord’s address stated in this agreement.

(iv)	Any notice sent by registered post shall be deemed delivered at the time when in ought in the course of pot to be delivered at the address to which it is sent.
5. Except for the representations made and the terms hereinagreed the Landlord has no knowledge of the type of business the Tenant intends to operate within or in the Said Premises and if there shall be a requirement that the Tenant has to have permission and/or licences from the relevant authorities prior to the commencement of this tenancy, the Tenant shall at the costs of the Tenant apply to such relevant authorities for their permission or licences and the Landlord shall upon such request assist the Tenant to apply for such permission or licences.
     PROVIDED ALWAYS the Landlord shall apply if so required to the relevant authorities upon execution or within 30 days from the date hereof to let the said Premises to the Tenant as hereinagreed except that the Landlord shall not be liable or responsible howsoever to the Tenant if in the event such permission or consent is refused or rejected and the said Premises cannot be letted to the Tenant as hereinagreed. In such an event all monies paid herein to the Landlord shall be refunded free of interest to the Tenant and the Tenant shall immediately upon such rejection or refusal vacate from the said Premises and thereafter neither party shall have any other claim whatsoever against the other and this agreement shall become null and void save if possession has been rendered to the Tenants, the rights of the Landlord to seek compensation or indemnity, Or any damage and or loss whatsoever caused ‘ by the Tenant’s occupation of the said Premises. For the purposes aforesaid the parties hereto agree the tenancy herein created shall commence one (1) day after receipt of a written consent notification Landlord of such permission or consent by the Tenant.
6.	This agreement shall be binding on the heirs, executors and administrators, successors in title of the parties hereto.

7.	Time is the essence of this Tenancy Agreement.

7.	Legal Fees and Stamp Duty

7.1	The Tenant shall pay all fees and expenses in connection with or incidental to this agreement (including the solicitor’s fee) in connection with the preparation, execution, attempted enforcement or enforcement of this agreement.

7.2	The Tenant shall pay all stamp duty, fees or other charges payable on or incidental to the execution, issue, delivery and registration of this agreement.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and/or seals the day and the year first above written.

Signed by:
/s/ Betty Ang
Miss Betty Ang

Human Resources Manager

For and on behalf of

TRIO-TECH (M) SDN BHD	TRIO- TECH (M) SDN BHD
CO NO: 105390-V	Plot 1A, Phase 1,
Bayan Lepas Free Trade Zone,
in the presence of	11900 Penang.
Tel: 643650 (4 lines),
Fax# 6440041

Mr. Victor Ting
Vice-President, CFO
Signed by:
Mr Ng Eng Sin
Director

/s/ Ng Eng Sin

for and on behalf of	Amphenol Malaysia Sdn Bhd (M) Sdn Bhd
(547421-X)
Amphenol Malaysia Sdn Bhd (M) Sdn Bhd	No. 188-F, Jalan Sultan Azlan Shah,
Co. no: 547421-x	Sungai Tiram 11900, Bayan Lepas
Penang,Malaysia.
in the presence of:	Tel; (604) 644 8628 Fax: (604) 644 9628

/s/ Chong Foo Yeen
(Signature of Witness)

Name of Witness:	CHONG FOO YEEN

Designation:	Advocate &
Solicitor
Penang